UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 20, 2009

ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
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(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

2701 Cambridge Court, Auburn Hills, MI  48326
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(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code

248-370-9900

(Former Name or Former Address, if Changed Since Last Report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 19, 2009, Equity 11, Ltd. (“Equity 11”) purchased an additional 25 shares of 5% Convertible Preferred Shares, Series B at a purchase price of $1,000 per share pursuant to the Convertible Preferred Securities Agreement entered into us and Equity 11 on May 15, 2009.  Equity 11 now holds 516 Convertible Preferred Shares, Series B.  Equity 11 also holds 2,436 Convertible Preferred Shares and 1,178,500 warrants under the Securities Purchase Agreement entered into between us and Equity 11 on August 28, 2008.

The Convertible Preferred Shares, Series B have a liquidation preference of $1,000 per share and a conversion price of twenty percent (20%) the average of the closing price of our common stock on the Over-The-Counter Bulletin Board association for the five prior trading days prior to each investment.   The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

We offered and sold the Convertible Preferred Shares to the Purchaser in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

The Convertible Preferred Shares and the underlying common shares are issuable upon conversion of the Convertible Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Additional information pertaining to the Convertible Preferred Securities Agreement dated May 15, 2009 is contained in our Current Report filed with the Commission on May20, 2009, May 28, 2009, June 10, 2009, July 27, 2009, July 31, 2009 and August 13, 2009 which are incorporated by reference.

Item 9.01. Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.

DATE: August 20, 2009	By: /s/ Daniel V. Iannotti
Daniel V. Iannotti
Vice President, General Counsel & Secretary